Exhibit 5.2

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam
T +31 20 71 71 000	Amsterdam, September 10, 2021

Mylan II B.V. Krijgsman 20 1186 DM Amstelveen the Netherlands

Dear Addressee:

This opinion letter is rendered to you at your request in connection with the Exchange Offer.

We have acted as legal counsel as to Dutch law to you, in connection with the Exchange Offer. This opinion letter is rendered to you in connection with the filing of the Registration Statement with the U.S. Securities and Exchange Commission.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is addressed solely to you. It may only be relied upon by you in connection with the Exchange Offer. It does not purport to address all matters of Dutch law that may be of relevance with respect to the Exchange Offer. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Opinion Documents or any other document reviewed in connection with this opinion letter, except as expressly confirmed in this opinion letter.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon pdf copies of each of the Opinion Documents and Corporate Documents and we have assumed that the Indenture and the Registration Rights Agreement have been entered into, and the Registration Statement has been co-issued for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

We have reviewed the Opinion Documents with a view to Dutch law, but we have not otherwise been involved in structuring, drafting or negotiating the Opinion Documents.

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. Dutch law is applicable and disputes shall be submitted exclusively to the Amsterdam courts. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on tax law, regulatory law, Dutch or European competition law, data protection law or securitization law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Opinion Documents subsequent to the date of this opinion letter.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. Our willingness to render this opinion letter is based on the condition that each person relying on this opinion letter accepts and agrees that (i) the competent courts at Amsterdam, the Netherlands have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law, (iii) any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned, and (iv) no person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	if any signature under any document is an electronic signature (as opposed to a handwritten (“wet ink”) signature only, the method used for signing is sufficiently reliable;

c.	the Articles of Association of the Dutch Company are its articles of association currently in force. The Extract supports this assumption;

d.	the resolutions recorded in the Board Resolutions are in full force and effect;

e.	the factual statements made in the Board Resolutions and the Certificate, and the confirmations given in the Certificate, are complete and correct and were complete and correct;

f.	no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of the Dutch Company;

g.

none of the members of the Board has or had a direct or indirect personal interest which conflicts with the interest of the Dutch Company or its business in entering into the Indenture, co-issuing the Registration Statement or performing its obligations under the Exchange Notes;

h.

the Power of Attorney (i) is in full force and effect and (ii) under any applicable law other than Dutch law, validly authorises the person or persons purported to be granted power of attorney, to represent and bind the Dutch Company with regard to the transactions contemplated by and for the purposes stated in the Opinion Documents and in relation to the Certificates, as applicable;

i.	the Exchange Notes will be issued pursuant to and in accordance with the Opinion Documents and the Registration Rights Agreement;

j.	the Indenture and the Registration Rights Agreement have not been restated, terminated, recinded, cancelled or nullified and are in full force and effect; and

k.	the above assumptions were true and accurate at All Relevant Times;

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Dutch Company is validly existing as a besloten vennootschap met beperkte aansprakelijkheid.

Corporate Power

2.

The Dutch Company had the corporate power to enter into the Indenture and to perform its obligations thereunder and has the corporate power to co-issue the Registration Statement and to perform its obligations under the Opinion Documents and under the Exchange Notes.

Corporate Action

3.

The Dutch Company has taken all corporate action required by its Articles of Association and Dutch law in connection with the entering into the Indenture and the co-issue of the Registration Statement, and in connection with performing its obligations under the Opinion Documents and the Exchange Notes.

Valid Signing

4.	Each Opinion Document has been validly signed on behalf of the Dutch Company.

The opinions expressed above are subject to the following qualifications:

A.

As Dutch lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Exchange Notes or the Opinion Documents under the applicable law and the obligations of the parties to the Exchange Notes or the Opinion Documents and we have made no investigation of that meaning and purport. Our review of the Opinion Documents and of any other documents subject or expressed to be subject to any law other than Dutch law has therefore been limited to the terms of these documents as they appear to us on their face.

B.

The opinion expressed in paragraph 1 (Corporate Status) of this opinion letter must not be read to imply that the Dutch Company cannot be dissolved (ontbonden). A company such as the Dutch Company may be dissolved, inter alia by the competent court at the request of the company’s board of managing directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

C.	The information contained in the Extract does not constitute conclusive evidence of the facts reflected in it.

D.

Pursuant to Article 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction.

E.	The opinions expressed in this opinion letter may be limited or affected by:

a.

rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors’ rights generally, or a suspension of payments (surseance van betaling), or statutory proceedings for the restructuring of debts (akkoordprocedure);

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation, Anti Money Laundering Laws and related legislation; and

f.	any intervention, recovery or resolution measure by any regulatory or other authority or governmental body in relation to financial enterprises or their affiliated entities.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh N.V. in the Prospectus under the caption “Legal Matters”. The previous sentence is no admittance that we are in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the U.S. Securities Act of 1933, as amended, or any rules or regulations of the U.S. Securities and Exchange Commission promulgated under it.

Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

EXHIBIT A LIST OF DEFINITIONS

“All Relevant Times”	each time the Dutch Company entered into the Indenture, co-issued the Registration Document and at which the Dutch Company performed or performs its obligations under the Opinion Documents and the Exchange Notes.

“Anti-Boycott Regulation”	the Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom

“Anti Money Laundering Laws”	the European Anti-Money Laundering Directives, as implemented in the Netherlands in the Money Laundering and Terrorist Financing Prevention Act (Wet ter voorkoming van witwassen en financieren van terrorisme) and the Dutch Criminal Code (Wetboek van Strafrecht).

“Articles of Association”	the articles of association (statuten) contained in the Deed of Incorporation

“Bankruptcy Code”	the Dutch Bankruptcy Code (Faillissementswet)

“Board”	the board of directors of the Dutch Company

“Board Resolutions”	in relation to the Dutch Company, the document or documents containing the resolutions of the Board, dated November 11, 2020

“Certificate”	the director’s certificate, dated September 10, 2021, signed by John Miraglia as director of the Dutch Company

“Commercial Register”	the Dutch Chamber of Commerce Commercial Register

“Corporate Documents”	the documents listed in Exhibit B

“DCC”	the Dutch Civil Code (Burgerlijk Wetboek)

“Deed of Incorporation”	the deed of incorporation (akte van oprichting) of the Dutch Company, dated July 25, 2019

“Dutch Company”	Mylan II B.V., a besloten vennootschap met beperkte aansprakelijkheid, registered with the Commercial Register under number 75453444

“Exchange Notes”	the Exchange Notes, as defined in the Indenture, i.e. the USD$1,000,000,000 1.125% Senior Notes due 2022, the USD$750,000,000 1.650% Senior Notes due 2025, the USD$750,000,000 2.300% Senior Notes due 2027, the USD$1,450,000,000 2.700% Senior Notes due 2030, the USD$1,500,000,000 3.850% Senior Notes due 2040 and the USD$2,000,000,000 4.000% Senior Notes due 2050 to be issued by Viatris Inc., guaranteed by the Dutch Company and to be registered under the United States Securities Act of 1933

“Exchange Offer”	the offer by Viatris Inc. to exchange the Restricted Notes for the Exchange Notes and as further described in the relevant Opinion Documents

“Exhibit”	an exhibit to this opinion letter

“Extract”	an extract from the Commercial Register, dated the date of this opinion letter with respect to the Dutch Company

“Indenture”	the indenture, dated June 22, 2020, entered into between Upjohn Inc. as issuer and The Bank of New York Mellon as trustee, as supplemented by the Supplemental Indenture

“Insolvency Proceedings”	Any insolvency proceedings within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on

insolvency proceedings (recast) listed in Annex A thereto, and any statutory proceedings for the restructuring of debts (akkoordprocedure) pursuant to the Bankruptcy Code

“Insolvency Registers”	the online central insolvency register (Centraal Insolventie Register) and the online EU Insolvency Register (Centraal Insolventie Register-EU Registraties) held by the Council for the Administration of Justice (Raad voor de Rechtspraak)

“NautaDutilh”	NautaDutilh N.V.

“the Netherlands”	the European territory of the Kingdom of the Netherlands and “Dutch” is in or of the Netherlands

“Opinion Documents”	i. the Indenture; and ii. the Registration Statement

“Power of Attorney”	the power of attorney as contained in the Board Resolutions, granted by the Board to, among others, the Chief Financial Officer of the Dutch Company

“Prospectus”	the preliminary prospectus, dated September 10, 2021, relating to the Exchange Notes

“Special Measures Financial Institutions Act”	Wet bijzondere maatregelen financiële ondernemingen, and the rules and regulations related thereto

“SRM Regulation”	Regulation (EU) No 806/2014 of the European Parliament and of the Council of 15 July 2014 establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund and amending Regulation (EU) No 1093/2010, and the rules and regulations promulgated pursuant thereto

“Supplemental Indenture”	the supplemental indenture supplementing the Indenture, dated November 16, 2020, entered into among Viatris Inc. (previously named Upjohn Inc.) as issuer under the Indenture, The Bank of New York Mellon as trustee under the Indenture, and Utah Acquisition Sub Inc., Mylan Inc. and the Dutch Company as Guaranteeing Subsidiaries (as defined therein), pursuant to which the Dutch Company provided an unconditional guarantee for the obligations of Viatris Inc. under the Indenture, on the terms and subject to the conditions set forth in the Indenture

“Registration Rights Agreement”	the registration rights agreement, dated June 22, 2020, entered into among Upjohn Inc. as Company and Goldman Sachs & Co. LLC, BofA Securities, Inc., Citigroup Global Markets Inc., Morgan Stanley and Co. LLC and Mizuho Securities USA LLC as Representatives of the Initial Purchasers (each as defined therein)

“Registration Statement”	the registration statement on Form S-4, dated September 10, 2021, to be filed by Viatris Inc. with the United States Securities and Exchange Commission in connection with the Exchange Offer, including the Prospectus

“Restricted Notes”	the restricted notes, as defined in the Indenture, i.e. the USD$1,000,000,000 1.125% Senior Notes due 2022, the USD$750,000,000 1.650% Senior Notes due 2025, the USD$750,000,000 2.300% Senior Notes due 2027, the USD$1,450,000,000 2.700% Senior Notes due 2030, the USD$1,500,000,000 3.850% Senior Notes due 2040 and the USD$2,000,000,000 4.000% Senior Notes due 2050 issued by Viatris Inc. and guaranteed by the Dutch Company on November 16, 2020

EXHIBIT B

LIST OF CORPORATE DOCUMENTS

1.	the Deed of Incorporation;

2.	the Articles of Association;

3.	the Extract;

4.	the Board Resolutions; and

5.	the Certificate.